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October 20, 2009

Securities and Exchange Commission Headquarters
100 F. Street, NE
Washington, D.C. 20549

Gentlemen:

We have read item 4.01 of Form 8-K dated October 20, 2009 of Shengtai Pharmaceutical, Inc. and are in agreement with the statements contained therein.

/s/ Moore Stephens Wurth Frazer and Torbet, LLP

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